Exhibit 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT
(2013 Amendment)

This Amendment to the Employment Agreement (“2013 Amendment”), effective as of the 15th day of November, 2013, is made by and between Tyson Foods, Inc., a Delaware corporation (“Employer”), and James V. Lochner, Persn XXXXXX (“Employee”).

WITNESSETH:
WHEREAS, Employer and Employee entered into an Employment Agreement (the “Agreement”) effective November 14, 2012, wherein Employee agreed to perform the duties of Chief Operating Officer in exchange for certain, specified consideration;

WHEREAS, the parties desire to modify the Agreement; and,

WHEREAS, the parties now desire to modify and amend the Agreement, subject to the supplemental terms and conditions set forth herein, by entering into this 2013 Amendment;

NOW THEREFORE Employer and Employee, in consideration of the terms and conditions stated herein, agree as follows:

1.	The Agreement is amended and modified as stated below, effective November 15, 2013.

2.
The Term of Employment under the Agreement shall be modified by continued employment, through September 20, 2014 (the “Term of Employment”), while Employee remains in his current position of Chief Operating Officer and transitions into the position of Special Assistant to the President & CEO, in exchange for the additional consideration set forth below.

3.
Employer will pay to Employee FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00), less all legally required withholdings and authorized deductions, as soon as practical after the signing of this 2013 Amendment.

4.
On September 21, 2014, Employer and Employee will enter into a subsequent agreement wherein Employee will furnish advisory and/or consulting services on a part-time basis to Employer upon the terms, provisions and conditions as stated in an Advisory Agreement, attached hereto and incorporated herein by reference as Exhibit A to this 2013 Amendment.

5.	Notwithstanding the modification and amendment contained herein, the remaining portions of the Agreement shall continue in full force and effect.

_November 15, 2013__        _/s/ Jim Lochner
DATE                    JAMES V. LOCHNER

_November 15, 2013_         __/s/ Ken Kimbro______________________
DATE                    TYSON FOODS, INC.

Print Name:__Ken Kimbro________________

Title:__EVP CHRO______________________

ADVISORY AGREEMENT

THIS ADVISORYAGREEMENT (“Agreement”) dated September 21, 2014, is made by and between TYSON FOODS, INC., a corporation organized under the laws of Delaware (“Tyson”), and James V. Lochner (“Advisor”).

RECITALS

WHEREAS, Tyson wishes to retain Advisor’s services and access to Advisor’s experience and knowledge after Advisor is no longer an executive employee of Tyson; and

WHEREAS, the Advisor wishes to furnish advisory and/or consulting services on a part-time basis to Tyson upon the terms, provisions and conditions herein provided;

NOW, THEREFORE, in consideration of the above the parties hereby agree as follows;

1.    Unless terminated earlier pursuant to the conditions of this Agreement, the term of this Agreement (the “Term”) shall begin on September 21, 2014, and end on the earlier of (i) September 21, 2017, (ii) the Advisor’s death, or (iii) such earlier termination by Tyson or Advisor.

2.    During the Term, Advisor will, upon reasonable request, provide advisory services to the Tyson as follows:

(a)	Services hereunder shall be provided as an advisor to Tyson;

(b)	Advisor may be required to devote up to twenty (20) hours per month;

(c)	Advisor may perform advisory services hereunder at any location but may be required to be at a Tyson office upon reasonable notice; and

(d)
Advisor shall not be obligated to render services under this Agreement during any period when he is under a Disability. For purposes of this Agreement, “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson.

3.    During the Term, the Tyson shall pay Advisor the following:

(a)
Except as otherwise provided, Tyson will pay Advisor the sum of $438,611.00 per year, payable in accordance with Tyson’s payroll practices commencing immediately upon the Advisor’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code) as an employee of Tyson; provided, however, that the payments that are otherwise payable to the Advisor within the first six (6) months following the effective date of his separation from service shall be suspended and paid to the Advisor as a lump sum within thirty (30) days following the end of such six-month period. If Advisor dies prior to the end of the first six (6) months following the effective date of his separation from service, Tyson will make the six (6) months’ lump sum payment to the Advisor’s spouse, if surviving, or to Advisor’s estate.

(b)
In addition, Advisor shall be eligible to receive benefit payments under Tyson’s Supplemental Executive Retirement and Life Insurance Premium Plan (the “SERP”). In accordance with the terms of the SERP, taking into account those provisions requiring a temporary delay in the commencement of SERP payments applicable to certain participants, which may include Advisor, the first annual payment of SERP benefits to Advisor will be made in April 2015. The annual payment made to Advisor under the SERP will be $561,389.00 less any required tax withholdings. If the Advisor dies prior to the end of the Term, Tyson will have no further obligations to make SERP payments under this Section 3(b) of the Agreement.

4.    Tyson will provide Advisor and/or his spouse with access to health care coverage.  Tyson may choose to provide the health care coverage through any of the following programs or plans to the extent those programs or plans remain in effect or are permitted by existing law (hereinafter “Health Care Coverage”): (i) Tyson Group Health Plan COBRA Continuation coverage; or (ii) one of two options in Tyson Foods’ Group Retiree Plan; and (iii) participation in Tyson’s Executive Medical Reimbursement Program (“EMRP”).  The Health Care Coverage will provide Advisor and/or his spouse with coverage that is substantially similar to the health care, hospitalization, medical, and other similar insurance coverage and benefits provided to similarly situated participants at a monthly cost to Advisor and/or his spouse that is equal to the monthly premium cost paid by other similarly situated participants.  In the event of the Advisor’s death, Advisor’s spouse may elect to continue the Health Care Coverage until age 65 provided that all other eligibility requirements are met.  In the event of death by both Advisor and his spouse, all Health Care Coverage benefits under this Agreement shall cease.  During the Term, Advisor will not be eligible to participate in any other programs of Tyson, including without limitation, long-term disability or life insurance programs.

5.    Advisor shall not divulge to anyone, except in the regular course of Tyson’s (including its subsidiaries) business, any confidential or proprietary information regarding Tyson’s (including its subsidiaries) records, plans or any other aspects of Tyson’s business which it considers confidential or proprietary.

6.    Advisor agrees that during the Term, and for a period of one (1) year after the expiration of the Term, Advisor will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in Direct Competition (as defined below) with any business of the Tyson or its subsidiaries. The term "Position" shall include, without limitation, a partner, director, or holder of more than 5% of the outstanding voting shares, or a principal, executive, advisor, manager or any other employment or consulting position. The term “Direct Competition,” as used in this Agreement, shall mean any business that directly competes against any line of business in which Advisor was actively engaged during Advisor’s employment with Tyson.

7.    Advisor agrees that during the Term, and for a period of three (3) years after the expiration of the Term, Advisor shall not, directly or indirectly, solicit or contact any Advisor or agent of Tyson (including its subsidiaries), with a view to or for the purposes of inducing or encouraging such Advisor or agent to leave the employ of Tyson (including its subsidiaries), for the purpose of being hired by Advisor, any employer affiliated with Advisor, or any Direct Competitor of Tyson (including its subsidiaries).

8.    The Advisor expressly acknowledges that the obligations of Sections 5, 6 and 7 are intended to survive the expiration of the Term. Advisor and Tyson agree that the covenants contained in Sections 5, 6 and 7 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear unreasonable and to enforce the remainder of the covenants as so modified. Advisor agrees that any breach of the covenants contained in Sections 5, 6 or 7 would irreparably injure Tyson. Accordingly, Advisor agrees that Tyson may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Advisor from any court having jurisdiction over the matter restraining any further violation of this Agreement by Advisor.

9.    This Agreement shall terminate (i) immediately in the event Advisor accepts a Position from anyone in Direct Competition with Tyson or its subsidiaries, or (ii) in the event Advisor breaches any material term of this Agreement and fails to cure such breach within thirty (30) days’ notice by Tyson. In the event this Agreement is terminated pursuant to this Section 9, as of the termination date, Tyson will have no further obligations under the terms of this Agreement, including, without limitation, the payment of fees under Section 3 and providing insurance coverage and benefits under Section 4.

10.    The right of the Advisor or any other beneficiary under this Agreement to receive payments may not be assigned, pledged or encumbered, except by will or by the laws of descent and distribution, without the written permission of Tyson which it may withhold in its sole and absolute discretion.

11.    This Agreement represents the complete agreement between Tyson and Advisor concerning the subject matter hereof and supersedes all prior employment or benefits agreements or understandings, whether written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Advisor and Tyson.

12.    It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware. The courts of Washington County, Arkansas, shall have exclusive jurisdiction and be the venue of all disputes between the Advisor and Tyson, whether such disputes arise from this Agreement or otherwise. In addition, Advisor expressly waives any right Advisor may have to sue or be sued in the county of Advisor’s residence and consents to venue in Washington County, Arkansas.

13.     If, for any reason, any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.    ADVISOR ACKNOWLEDGES ADVISOR HAS COMPLETELY READ THE ABOVE, HAS BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAS BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF ADVISOR’S CHOOSING BEFORE SIGNING. ADVISOR FURTHER ACKNOWLEDGES ADVISOR IS SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREES TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN BY SIGNING BELOW.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

James V. Lochner     Tyson Foods, Inc.

     By:

Date: ______________________        Title: _____________________

Date: